Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Provident Financial Services, Inc.:

We consent to the use of our reports dated March 3, 2014, with respect to the consolidated statements of financial condition of Provident Financial Services, Inc. and subsidiary (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 Annual Report on Form 10-K of Provident Financial Services, Inc., incorporated by reference in Amendment No. 1 to the Registration Statement on Form S-4 and to the reference of our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Short Hills, New Jersey

April 9, 2014